Exhibit F-2(a)




                                             New York, New York
                                             February 6, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

           With respect to (1) the Application-Declaration ("Application-Declaration") on Form U-1, as amended (File No. 70-8721), filed by Entergy Gulf States, Inc. (formerly Gulf States Utilities Company, and herein referred to as the
"Company") with the Securities and Exchange Commission ("Commission") under the Public Utility Holding Company Act of 1935, as amended, contemplating, among other things, the issuance and sale by the Company, through a special purpose subsidiary, of one or more new series of such subsidiary's preferred securities, as well as the issuance and sale of such subsidiary's common securities to the Company, the guarantee by the Company of such subsidiary's payment obligations under said preferred securities, and the investment of the proceeds from the issuance and sale of such subsidiary's preferred and common securities in junior subordinated deferrable interest debentures of the Company (collectively, the "Transactions");
(2) the Commission's order dated January 16, 1996 ("Order") permitting the Application-Declaration, as amended, to become effective with respect to said Transactions; and (3) the issuance and sale by the Company's subsidiary, a Delaware business trust, Entergy Gulf States Capital I (the "Trust"), on January 28, 1997 of 3,400,000 8.75% Cumulative Quarterly Income Preferred Securities, Series A ($85,000,000 in aggregate liquidation amount) (the "Preferred Securities"), and of 105,155 8.75% Common Securities ($2,628,875 in aggregate liquidation amount) (the "Common Securities") (the Preferred Securities and the Common Securities, collectively referred to as the "Securities"), the execution and delivery by the Company of a guarantee of certain of the Trust's payment obligations under the Preferred Securities (the "Guarantee"), and the investment by the Trust of the proceeds from the issuance and sale of the Securities in $87,628,875 in aggregate principal amount of the Company's 8.75% Junior Subordinated Deferrable Interest Debentures, Series A, due March 31, 2046 (the "Debentures"), we advise you that in our opinion:

            (a)    the  Company  is  a  corporation  duly
     organized and validly existing under the laws of the State of Texas; the Trust has been duly created and is validly existing in good standing as a business trust under the laws of the State of Delaware;

           (b) the issuance and sale of the Securities and the Debentures and the execution and delivery of the Guarantee have been consummated in accordance with the Application-Declaration, as amended, and the Order;

            (c)   all  state  laws  that  relate  or  are
     applicable   to  the  issuance  and  sale   of   the
     Securities and the Debentures and the execution and delivery of the Guarantee (other than so-called
     "blue sky" or similar laws, with respect to which we express no opinion) have been complied with;

           (d) the Securities are valid and binding obligations of the Trust and the Guarantee and the Debentures are valid and binding obligations of the Company, each in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization or other similar laws affecting enforcement of mortgagees' and other creditors' rights; and

           (e) the consummation of the issuance and sale of the Securities and the Debentures and of the execution and delivery of the Guarantee has not violated the legal rights of the holders of any securities issued by the Company or any associate company thereof.


           We are members of the New York Bar and do not hold ourselves out as experts on the laws of any other state. In giving this opinion, we have relied, as to all matters governed by the laws of the State of Texas, upon the opinion of Laurence M. Hamric, Esq., General Attorney -- Corporate and Securities of Entergy Services, Inc., counsel for the Company, and as to all matters governed by the laws of the State of Delaware, upon the opinion of Richards, Layton & Finger, P.A., Delaware counsel for the Company, which are to be filed as exhibits to the Certificate pursuant to Rule 24.

           Our consent is hereby given to the use of this opinion as an exhibit to the Certificate pursuant to Rule 24.

                              Very truly yours,

                              /s/ Reid & Priest LLP

                              REID & PRIEST LLP